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                                                                  EXHIBIT 12.1


                              Cherokee International, LLC
                      Calculation of Ratio of Earnings to Fixed Charges
                              (In thousands, except ratios)

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
                                                                                   Nine Months       Three Months
                                                                                      Ended              Ended        Year Ended
                                                 Year Ended December 31            December 31,        March 31,     December 31,
                                            --------------------------------     ---------------    --------------  --------------
                                             1999         1998         1997           1996               1996             1995
Earnings

     Income before income taxes             $16,552      $23,900      $18,538          $7,614             $644             $528
     Fixed charges                           11,294          860        1,504           1,953              211              745
                                           ---------    ---------    ---------       ---------           ------         -------
           Total Earnings                   $27,846      $24,760      $20,042          $9,567             $855           $1,273
                                          =====================================================================================


Fixed Charges

      Interest                              $10,675         $373        $1,065         $1,638             $152             $509
      Implicit rental interest expense          619          487           439            315               59              236
                                           ---------     --------     ---------       --------           ------            ----
            Total Fixed Charges             $11,294         $860        $1,504         $1,953             $211             $745
                                           ====================================================================================


Ratio of Earnings to Fixed Charges             2.5x        28.8x         13.3x           4.9x             4.1x             1.7x

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